Cincinnati BellSM Press Release

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Announces Commencement of Consent Solicitation for Its 7¼% Senior Notes Due 2013

CINCINNATI - January 12, 2005 - Cincinnati Bell Inc. (NYSE:CBB) (the “Company”) announced today that it has commenced the solicitation of consents from holders of its 7¼% Senior Notes due 2013 (the “Notes”) to amend the Indenture governing the Notes, as described in a consent solicitation statement being sent by the Company to all holders of the Notes as of January 11, 2005, the record date for the solicitation.

The primary purpose of the solicitation is to facilitate the Company’s refinancing plan, which the Company expects will significantly reduce interest expense and increase cash flow* if and when it is fully implemented. The Company expects to implement the refinancing plan in two stages. In the first stage, which the Company intends to complete promptly after consummation of the solicitation, the Company will refinance its existing senior secured credit facility with proceeds from the issuance of approximately $350 million of new senior unsecured notes and with borrowings under a new senior secured revolving credit facility. In the second stage, the Company will redeem all of its 16% Senior Subordinated Discount Notes due 2009 (the “16% Notes”) with a combination of cash from operations and new senior debt, which may include senior secured debt in whole or in part. The Company expects to complete the second stage of the refinancing plan in the first quarter of 2006. The 16% Notes may be called at a fixed price on and after March 26, 2006.

The consent solicitation is conditioned on the receipt of consents from holders of at least a majority in aggregate principal amount of the outstanding Notes and other customary conditions. The fee to be paid for each consent properly delivered and not revoked prior to the expiration of the consent solicitation is $12.50 in cash for each $1,000 principal amount of Notes. The consent solicitation will expire at 5:00 p.m., New York City time, on January 21, 2005, unless extended.

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For a complete statement of the terms and conditions of the consent solicitation, holders of the Notes should refer to the Consent Solicitation Statement dated January 11, 2005.

The Solicitation Agents in connection with the consent solicitation are Banc of America Securities LLC (“BAS”) and Credit Suisse First Boston LLC (“CSFB”). Questions regarding the consent solicitation may be directed to BAS at 888-292-0070 (toll-free) or 704-388-4813 (collect) or to CSFB at 800-820-1653 (toll free) or 212-538-0652 (collect). Citigate Financial Intelligence is serving as Information Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to the Information Agent at 877-746-3583 (toll-free) or 201-499-3500 (collect). The Bank of New York is serving as Tabulation Agent for the Consent Solicitation.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

 Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believes,” “intends”, “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, including for wireless, wireline and internet services, general economic trends affecting the purchase or supply of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, restrictions imposed under our various credit facilities and debt instruments, and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, quarterly Form 10-Q reports and Forms 8-K. The forward-looking statements included in this release represent the company's estimates as of January 11, 2005. The company anticipates that subsequent events may cause its estimates to change.

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Use of Non-GAAP Financial Measures

*The Company has presented certain information regarding cash flow in the preceding discussion because the Company believes cash flow provides a useful measure of a company’s operational performance, liquidity and financial health. Cash flow is defined by the company as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies.

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